Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated April 27, 2021 (which includes an explanatory paragraph relating to the ability of Deerfield Healthcare Technology Acquisitions Corp. to continue as a going concern), relating to the financial statements of Deerfield Healthcare Technology Acquisitions Corp., which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
June 30, 2021